EXHIBIT 99.1

To: Robert Stuckelman, Chairman

From: Jerry McLaughlin

Re: Resignation

Bob,

It is with deep regret that I will be resigning my position with CMPD effective immediately to pursue a new business opportunity. To insure continuity and a smooth transition, I accept a monthly consulting contract at the same compensation through December 31, 2007. I understand that my stock options will continue to vest through the consulting assignment, and that I will have a full year beyond that to exercise my vested options.

I wish you, the board, and CompuMed’s employees the best, as I leave the company knowing a well financed plan for long term success will be implemented.

Best regards,